Exhibit 99.2

NAVIENT REPORTS THIRD-QUARTER 2021 FINANCIAL RESULTS

WILMINGTON, Del., October 26, 2021 — Navient (Nasdaq: NAVI) today released its third-quarter 2021 financial results.

OVERALL RESULTS

•   GAAP net income of $173 million ($1.04 diluted earnings per share) compared to net income of $207 million ($1.07 diluted earnings per share) in the year-ago quarter.

•   Adjusted diluted Core Earnings(1) per share of $0.92 compared to $1.03 in the year-ago quarter.

•   Core Earnings(1) of $149 million ($0.89 diluted Core Earnings per share) compared to $192 million ($0.99 diluted Core Earnings per share) in the year-ago quarter.

CEO COMMENTARY – “Our business model and ability to meet our clients’ needs delivered another quarter of exceptional results,” said Jack Remondi, president and CEO of Navient. “In particular, we saw strong performance in both loan originations and our business processing operations. I am pleased that we completed the transfer of our servicing contract with the Department of Education and are focused on delivering a smooth transition for borrowers and the employees who will move to Maximus. This transfer allows us to continue to simplify our business and keep our full attention on growing our consumer lending and business processing segments.”

HIGHLIGHTS COMPARED TO THE YEAR-AGO QUARTER

FEDERAL EDUCATION LOANS SEGMENT

•   Net income decreased $15 million, or 11%, from $137 million to $122 million.

•   FFELP Loan delinquency rate decreased from 9.3% to 8.5%.

•   Received all required approvals and closed on the novation and transfer of our Department of Education (ED) servicing contract to a third party in October 2021.

CONSUMER LENDING SEGMENT

•   Net income decreased $37 million, or 34%, from $110 million to $73 million.

•   Originated $1.6 billion of Private Education Loans.

•   Private Education Loan delinquency rate increased from 2.4% to 3.0%.

BUSINESS PROCESSING SEGMENT	• EBITDA(1) increased $15 million, or 65%, from $23 million to $38 million, primarily due to revenue earned from contracts to support states. • Revenue increased $32 million, or 36%, to $122 million.
CAPITAL

•   Adjusted tangible equity ratio(1) increased to 6.4% from 4.1%.

•   Repurchased $150 million of common shares. An additional $150 million repurchase authority remains outstanding.

•   Paid $26 million in common stock dividends.

FUNDING & LIQUIDITY	• Issued $2.0 billion in term ABS. • Repurchased $757 million of unsecured debt, resulting in a pre-tax loss of $20 million ($0.09 per share). There was no repurchase activity in the year-ago quarter.
EXPENSES	• Adjusted Core Earnings expenses(1) increased $18 million to $242 million. This increase was primarily a result of an $18 million increase in expenses in the Business Processing segment.

(1)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures” on pages 18 – 29.

SEGMENT RESULTS — CORE EARNINGS

FEDERAL EDUCATION LOANS
In this segment, Navient owns FFELP Loans and performs servicing and asset recovery services for this loan portfolio, as well as for federal education loans owned by other institutions.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	3Q21	2Q21	3Q20

Net interest income	$151	$141	$161
Provision for loan losses	—	—	4
Other revenue	61	61	87

Total revenue	212	202	244
Expenses	53	55	64

Pre-tax income	159	147	180

Net income	$122	$113	$137

Segment net interest margin	1.04%	.97%	1.03%
FFELP Loans:
FFELP Loan spread	1.10%	1.03%	1.10%
Provision for loan losses	$—	$—	$4
Charge-offs	$8	$5	$9
Charge-off rate	.07%	.04%	.07%
Greater than 30-days delinquency rate	8.5%	8.3%	9.3%
Greater than 90-days delinquency rate	4.3%	3.8%	3.5%
Forbearance rate	15.4%	13.9%	14.3%
Average FFELP Loans	$55,435	$56,649	$60,695
Ending FFELP Loans, net	$54,350	$55,550	$59,559

(Dollars in billions)
Number of accounts serviced for ED (in millions)(1)	5.6	5.6	5.6
Total federal loans serviced(1)	$284	$283	$284
Contingent collections receivables inventory	$11.8	$11.3	$13.9

(1)

Received all required approvals and closed on the novation and transfer of our ED servicing contract to a third party in October 2021. As of September 30, 2021, Navient serviced $221 billion of federal loans under this servicing contract with ED.

DISCUSSION OF RESULTS — 3Q21 vs. 3Q20

•	Core Earnings were $122 million compared to $137 million.

•	Net interest income decreased $10 million, primarily due to the natural paydown of the portfolio.

•	Provision for loan losses decreased $4 million.

○	Charge-offs were $8 million compared with $9 million.

○	Delinquencies greater than 30 days were $3.8 billion compared with $4.5 billion.

○	Forbearances were $8.0 billion, down $73 million from $8.1 billion. Forbearances have declined by approximately $9.2 billion from the COVID-19 peak in second-quarter 2020.

•	Other revenue decreased $26 million which was primarily a result of the impact of COVID-19 on certain collection activities as well as the planned wind-down of an asset recovery contract.

•	Expenses were $11 million lower primarily as a result of the decrease in asset recovery revenue discussed above.

CONSUMER LENDING

In this segment, Navient owns, originates, acquires and services consumer loans.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	3Q21	2Q21	3Q20

Net interest income	$163	$158	$189
Provision for loan losses	22	(1)	10
Other revenue	—	5	1

Total revenue	141	164	180
Expenses	45	39	37

Pre-tax income	96	125	143

Net income	$73	$96	$110

Segment net interest margin	2.98%	2.95%	3.24%
Private Education Loans (including Refinance Loans):
Private Education Loan spread	3.17%	3.18%	3.45%
Provision for loan losses	$22	$(1)	$10
Charge-offs(1)	$39	$35	$40
Charge-off rate(1)	.77%	.71%	.75%
Greater than 30-days delinquency rate	3.0%	2.6%	2.4%
Greater than 90-days delinquency rate	1.1%	1.0%	.6%
Forbearance rate	3.9%	3.0%	4.0%
Average Private Education Loans	$20,938	$20,730	$22,473
Ending Private Education Loans, net	$20,018	$19,725	$21,289
Private Education Refinance Loans:
Charge-offs	$3	$2	$2
Greater than 90-days delinquency rate	.1%	—%	—%
Average Private Education Refinance Loans	$8,987	$8,271	$7,768
Ending Private Education Refinance Loans, net	$9,171	$8,393	$7,873
Private Education Refinance Loan originations	$1,489	$1,285	$1,288

(1)

Excluding the $16 million and $23 million of charge-offs on the expected future recoveries of charged-off loans in third-quarters 2021 and 2020, respectively, that occurred as a result of changing the charge-off rate from 81.4% to 81.7% in third-quarter 2021 and from 81% to 81.4% in third-quarter 2020.

DISCUSSION OF RESULTS — 3Q21 vs. 3Q20

•	Originated $1.6 billion of Private Education Loans, an increase of 22% compared to $1.3 billion. $153 million and $55 million of the originations were in-school loans, respectively.

•	Core Earnings were $73 million compared to $110 million.

•

Net interest income decreased $26 million primarily due to the natural paydown of the non-refinance loan portfolio, as well as the $1.6 billion of loan sales in first-quarter 2021. Partially offsetting this decrease was the growth of the Private Education Refinance Loan portfolio.

•

Provision for loan losses increased $12 million. The provision for loan losses in both periods primarily related to loan originations. There has been an improvement in the current and forecasted economic conditions since the prior period, but such improvement has not mitigated the uncertainty related to the potential negative impact on the portfolio from the end of various payment relief and stimulus benefits recently and in the future.

○	Excluding the $16 million and $23 million, respectively, related to the change in the portion of the loan amount charged off at default, charge-offs were $39 million compared with $40 million.

○	Private Education Loan delinquencies greater than 90 days: $216 million, up $81 million from $135 million.

○	Private Education Loan delinquencies greater than 30 days: $599 million, up $100 million from $499 million.

○	Private Education Loan forbearances: $814 million, down $53 million from $867 million. Forbearances have declined by approximately $2.6 billion from the COVID-19 peak in second-quarter 2020.

•	Expenses were $8 million higher primarily as a result of the increase in refinance and in-school loan originations.

BUSINESS PROCESSING

In this segment, Navient performs business processing services for non-education related government and healthcare clients.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	3Q21	2Q21	3Q20

Revenue from government services	$75	$66	$56
Revenue from healthcare services	47	64	34

Total fee revenue	122	130	90
Expenses	87	92	69

Pre-tax income	35	38	21

Net income	$27	$29	$16

EBITDA(1)	$38	$40	$23
EBITDA margin(1)	31%	30%	25%
Contingent collections receivables inventory (in billions)	$11.5	$15.5	$14.1

(1)	Item is a non-GAAP financial measure. For an explanation and reconciliation of our non-GAAP financial measures, see pages 18 – 29.

DISCUSSION OF RESULTS — 3Q21 vs. 3Q20

•	Core Earnings were $27 million compared to $16 million.

•

Revenue increased $32 million, or 36%, primarily due to state contract extensions to provide unemployment benefits, contact tracing and vaccine administration services, as well as revenue increases from our traditional services we perform for our government and healthcare services clients.

•	EBITDA was $38 million, up $15 million, or 65%. The increase in EBITDA is primarily the result of the revenue increase discussed above. The EBITDA margin increased to 31% from 25%.

Definitions for capitalized terms in this release can be found in Navient’s Annual Report on Form 10-K for the year ended December 31, 2020 (filed with the SEC on February 26, 2021).

Navient will host an earnings conference call tomorrow, October 27, 2021, at 8 a.m. ET. Navient executives will be on hand to discuss various highlights of the quarter and to answer questions related to the company’s performance. To participate, join a live audio webcast at navient.com/investors or dial 855-838-4156 (USA and Canada) or dial 267-751-3600 (international) and use access code 6964417 starting at 7:45 a.m. ET.

Presentation slides for the conference call, as well as additional information about the company’s loan portfolios, operating segments and other details, may be accessed at www.navient.com/investors under the webcasts tab.

A replay of the conference call will be available approximately two hours after the call’s conclusion through November 10, 2021, at navient.com/investors or by dialing 855-859-2056 (USA and Canada) or 404-537-3406 (international) with access code 6964417.

This news release contains “forward-looking statements,” within the meaning of the federal securities law, about our business and prospects and other information that is based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “may,” “could,” “should,” “goal,” or “target.” Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. For Navient, these factors include, among others, the severity, magnitude and duration of the COVID-19 pandemic, including changes in the macroeconomic environment, restrictions on business, individual or travel activities intended to slow the spread of the pandemic and volatility in market conditions resulting from the pandemic including interest rates, the value of equities and other financial assets; the risks and uncertainties associated with increases in financing costs; the availability of financing or limits on our liquidity resulting from disruptions in the capital markets or other factors; unanticipated increases in costs associated with compliance with federal, state or local laws and regulations; changes in the demand for asset management and business processing solutions or other changes in marketplaces in which we compete (including increased competition); changes in accounting standards including but not limited to changes pertaining to loan loss reserves and estimates or other accounting standards that may impact our operations; adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s underwriting standards or exposure to third parties, including counterparties to hedging transactions; and changes in the terms of education loans and the educational credit marketplace (including changes resulting from the CARES Act or other new laws and the implementation of existing laws). The company could also be affected by, among other things: unanticipated repayment trends on loans including prepayments or deferrals in our securitization trusts that could accelerate or delay repayment of the bonds; reductions to our credit ratings, the credit ratings of asset-backed securitizations we sponsor or the credit ratings of the United States of America; failures of our operating systems or infrastructure or those of third-party vendors; risks related to cybersecurity including the potential disruption of our systems or those of our third-party vendors or customers, or potential disclosure of confidential customer information; damage to our reputation resulting from cyber-breaches, litigation, the politicization of student loan servicing or other actions or factors; failure to successfully implement cost-cutting initiatives and adverse effects of such initiatives on our business; failure to adequately integrate acquisitions or realize anticipated benefits from acquisitions including delays or errors in converting portfolio acquisitions to our servicing platform; changes in law and regulations whether new laws or regulations, or new interpretations of existing laws and regulations applicable to any of our businesses or activities or those of our vendors, suppliers or customers; changes in the general interest rate environment, including the availability of any relevant money-market index rate, including LIBOR, or the relationship between the relevant money-market index rate and the rate at which our assets are priced; our ability to successfully effectuate any acquisitions and other strategic initiatives; activities by shareholder activists, including a proxy contest or any unsolicited takeover proposal; changes in general economic conditions; and the other factors that are described in the “Risk Factors” section of Navient’s Annual Report on Form 10-K for the year ended December 31, 2020, and in our other reports filed with the Securities and Exchange Commission. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect and actual results could differ materially. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements except as required by law.

* * *

About Navient

Navient (Nasdaq: NAVI) is a leading provider of education loan management and business processing solutions for education, healthcare, and government clients at the federal, state, and local levels. Navient helps clients and millions of Americans achieve success through technology-enabled financing, services and support. Learn more at Navient.com.

Contact:

Media:	Paul Hartwick, 302-283-4026, paul.hartwick@navient.com

Investors:	Nathan Rutledge, 703-984-6801, nathan.rutledge@navient.com

# # #

SELECTED HISTORICAL FINANCIAL INFORMATION AND RATIOS

	QUARTERS ENDED			NINE MONTHS ENDED
(In millions, except per share data)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
GAAP Basis
Net income	$173	$185	$207	$728	$227
Diluted earnings per common share	$1.04	$1.05	$1.07	$4.15	$1.15
Weighted average shares used to compute diluted earnings per share	167	176	194	176	197
Return on assets	.86%	.91%	.94%	1.19%	.34%

Core Earnings Basis(1)
Net income(1)	$149	$165	$192	$618	$464
Diluted earnings per common share(1)	$.89	$.94	$.99	$3.52	$2.36
Adjusted diluted earnings per common share(1)	$.92	$.98	$1.03	$3.65	$2.44
Weighted average shares used to compute diluted earnings per share	167	176	194	176	197
Net interest margin, Federal Education Loan segment	1.04%	.97%	1.03%	.99%	.97%
Net interest margin, Consumer Lending segment	2.98%	2.95%	3.24%	2.98%	3.25%
Return on assets	.73%	.81%	.87%	1.01%	.69%

Education Loan Portfolios
Ending FFELP Loans, net	$54,350	$55,550	$59,559	$54,350	$59,559
Ending Private Education Loans, net	20,018	19,725	21,289	20,018	21,289

Ending total education loans, net	$74,368	$75,275	$80,848	$74,368	$80,848

Average FFELP Loans	$55,435	$56,649	$60,695	$56,711	$62,238
Average Private Education Loans	20,938	20,730	22,473	21,266	22,863

Average total education loans	$76,373	$77,379	$83,168	$77,977	$85,101

(1)	Item is a non-GAAP financial measure. For a description and reconciliation, see the section titled “Non-GAAP Financial Measures – Core Earnings” at pages 18 – 29.

RESULTS OF OPERATIONS

We present the results of operations below first in accordance with GAAP. Following our discussion of earnings results on a GAAP basis, we present our results on a segment basis. We have four reportable operating segments: Federal Education Loans, Consumer Lending, Business Processing and Other. These segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures we call Core Earnings (see “Non-GAAP Financial Measures – Core Earnings” for further discussion).

GAAP INCOME STATEMENTS (UNAUDITED)

				September 30, 2021 vs. June 30, 2021		September 30, 2021 vs. September 30, 2020
	QUARTERS ENDED			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	September 30, 2021	June 30, 2021	September 30, 2020	$	%	$	%
Interest income:
FFELP Loans	$368	$365	$410	$3	1%	$(42)	(10)%
Private Education Loans	291	295	350	(4)	(1)	(59)	(17)
Cash and investments	1	1	1	—	—	—	—

Total interest income	660	661	761	(1)	—	(101)	(13)
Total interest expense	326	339	425	(13)	(4)	(99)	(23)

Net interest income	334	322	336	12	4	(2)	1
Less: provisions for loan losses	22	(1)	14	23	2,300	8	57

Net interest income after provisions for loan losses	312	323	322	(11)	(3)	(10)	(3)
Other income (loss):
Servicing revenue	47	50	54	(3)	(6)	(7)	(13)
Asset recovery and business processing revenue	135	142	125	(7)	(5)	10	8
Other income (loss)	3	4	—	(1)	(25)	3	100
Gains on sales of loans	—	2	—	(2)	(100)	—	—
Losses on debt repurchases	(20)	(12)	—	(8)	67	(20)	100
Gains (losses) on derivative and hedging activities, net	(5)	(10)	(2)	5	(50)	(3)	150

Total other income (loss)	160	176	177	(16)	(9)	(17)	(10)
Expenses:
Operating expenses	248	252	232	(4)	(2)	16	7
Goodwill and acquired intangible asset impairment and amortization expense	4	5	5	(1)	(20)	(1)	(20)
Restructuring/other reorganization expenses	—	2	3	(2)	(100)	(3)	(100)

Total expenses	252	259	240	(7)	(3)	12	5

Income before income tax expense	220	240	259	(20)	(8)	(39)	(15)
Income tax expense	47	55	52	(8)	(15)	(5)	(10)

Net income	$173	$185	$207	$(12)	(6)%	$(34)	(16)%

Basic earnings per common share	$1.05	$1.07	$1.08	$(.02)	(2)%	$(.03)	(3)%

Diluted earnings per common share	$1.04	$1.05	$1.07	$(.01)	(1)%	$(.03)	(3)%

Dividends per common share	$.16	$.16	$.16	$—	—%	$—	—%

	NINE MONTHS ENDED September 30,		Increase (Decrease)
(In millions, except per share data)	2021	2020	$	%
Interest income:
FFELP Loans	$1,106	$1,435	$(329)	(23)%
Private Education Loans	905	1,117	(212)	(19)
Cash and investments	2	15	(13)	(87)

Total interest income	2,013	2,567	(554)	(22)
Total interest expense	995	1,658	(663)	(40)

Net interest income	1,018	909	109	12
Less: provisions for loan losses	(66)	153	(219)	(143)

Net interest income after provisions for loan losses	1,084	756	328	43
Other income (loss):
Servicing revenue	149	163	(14)	(9)
Asset recovery and business processing revenue	416	337	79	23
Other income (loss)	9	17	(8)	(47)
Gains on sales of loans	78	—	78	100
Losses on debt repurchases	(32)	—	(32)	100
Gains (losses) on derivative and hedging activities, net	21	(255)	276	108

Total other income (loss)	641	262	379	145
Expenses:
Operating expenses	758	695	63	9
Goodwill and acquired intangible asset impairment and amortization expense	14	16	(2)	(13)
Restructuring/other reorganization expenses	8	9	(1)	(11)

Total expenses	780	720	60	8

Income before income tax expense	945	298	647	217
Income tax expense	217	71	146	206

Net income	$728	$227	$501	221%

Basic earnings per common share	$4.20	$1.16	$3.04	262%

Diluted earnings per common share	$4.15	$1.15	$3.00	261%

Dividends per common share	$.48	$.48	$—	—%

GAAP BALANCE SHEETS (UNAUDITED)

(In millions, except share and per share data)	September 30, 2021	June 30, 2021	September 30, 2020
Assets
FFELP Loans (net of allowance for losses of $269, $277 and $297, respectively)	$54,350	$55,550	$59,559
Private Education Loans (net of allowance for losses of $980, $976 and $1,091, respectively)	20,018	19,725	21,289
Investments	295	313	311
Cash and cash equivalents	1,050	1,453	1,775
Restricted cash and cash equivalents	2,261	2,309	2,439
Goodwill and acquired intangible assets, net	721	726	741
Other assets	3,244	3,272	3,550

Total assets	$81,939	$83,348	$89,664

Liabilities
Short-term borrowings	$2,781	$4,068	$7,078
Long-term borrowings	75,629	75,814	79,137
Other liabilities	795	754	1,184

Total liabilities	79,205	80,636	87,399

Commitments and contingencies
Equity
Common stock, par value $0.01 per share; 1.125 billion shares authorized: 459 million, 458 million and 453 million shares, respectively, issued	4	4	4
Additional paid-in capital	3,277	3,268	3,220
Accumulated other comprehensive loss, net of tax	(189)	(209)	(294)
Retained earnings	3,975	3,828	3,175

Total Navient Corporation stockholders’ equity before treasury stock	7,067	6,891	6,105
Less: Common stock held in treasury: 297 million, 290 million and 267 million shares, respectively	(4,344)	(4,190)	(3,851)

Total Navient Corporation stockholders’ equity	2,723	2,701	2,254
Noncontrolling interest	11	11	11

Total equity	2,734	2,712	2,265

Total liabilities and equity	$81,939	$83,348	$89,664

GAAP COMPARISON OF 2021 RESULTS WITH 2020

Three Months Ended September 30, 2021 Compared with Three Months Ended September 30, 2020

For the three months ended September 30, 2021, net income was $173 million, or $1.04 diluted earnings per common share, compared with net income of $207 million, or $1.07 diluted earnings per common share, for the year-ago period.

The primary contributors to the change in net income are as follows:

•

Net interest income decreased by $2 million, primarily as a result of the continued natural paydown of the FFELP and non-refinance Private Education Loan portfolios, as well as the $1.6 billion of Private Education Loans sales in first-quarter 2021. Partially offsetting this decrease was a $13 million increase in mark-to-market gains on fair value hedges recorded in interest expense and the growth in the Private Education Refinance Loan portfolio.

•	Provisions for loan losses increased $8 million from $14 million to $22 million:

○	The provision for FFELP loan losses decreased $4 million to $0.

○	The provision for Private Education Loan losses increased $12 million from $10 million to $22 million.

The provision for loan losses in both periods primarily related to loan originations. There has been an improvement in the current and forecasted economic conditions since the prior period, but such improvement has not mitigated the uncertainty related to the potential negative impact on the portfolio from the end of various payment relief and stimulus benefits recently and in the future.

•

Asset recovery and business processing revenue increased $10 million primarily as a result of a $31 million increase in revenue earned in our Business Processing segment, primarily due to contracts to support states in providing pandemic relief services, as well as revenue from our traditional Business Processing segment services we perform for our government and healthcare services clients. These increases were partially offset by the impact of COVID-19 on certain collection activities and the planned wind-down of the ED asset recovery contract in the Federal Education Loan segment.

•	Losses on debt repurchases increased $20 million. We repurchased $757 million of debt at a $20 million loss in the current quarter. There were no debt repurchases in the year-ago quarter.

•

Net losses on derivative and hedging activities increased $3 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which impact the valuations of derivative instruments including Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•

Excluding net regulatory-related expenses of $6 million and $8 million in the third quarters of 2021 and 2020, respectively, operating expenses were $242 million and $224 million in the third quarters of 2021 and 2020, respectively. This $18 million increase was primarily a result of an $18 million increase in expenses in the Business Processing segment in connection with the increase in segment revenue.

Included in current period operating expenses is $42.5 million of litigation expense in connection with reaching preliminary agreements to settle two separate cases related to certain investors in Navient stock and unsecured debt, resulting in $0 net expense due to offsetting insurance reimbursements.

•

During the three months ended September 30, 2021 and 2020, respectively, the Company incurred $0 and $3 million, respectively of restructuring/other reorganization expenses in connection with an effort to reduce costs and improve operating efficiency. These charges were primarily due to facility lease terminations and severance-related costs.

We repurchased 7.0 million and 7.7 million shares of our common stock during the third quarters of 2021 and 2020, respectively. As a result of repurchases, our average outstanding diluted shares decreased by 27 million common shares (or 14%) from the year-ago period.

Nine Months Ended September 30, 2021 Compared with Nine Months Ended September 30, 2020

For the nine months ended September 30, 2021, net income was $728 million, or $4.15 diluted earnings per common share, compared with net income of $227 million, or $1.15 diluted earnings per common share, for the year-ago period.

The primary contributors to the change in net income are as follows:

•

Net interest income increased by $109 million, primarily as a result of an $89 million increase in mark-to-market gains on fair value hedges recorded in interest expense. Also contributing to the increase is the growth in the Private Education Refinance Loan portfolio. Partially offsetting this increase is the continued natural paydown of the FFELP and non-refinance Private Education Loan portfolios, as well as the $1.6 billion of Private Education Loans sales in first-quarter 2021.

•	Provisions for loan losses decreased $219 million from $153 million to $(66) million:

○	The provision for FFELP loan losses decreased $13 million to $0.

○	The provision for Private Education Loan losses decreased $206 million from $140 million to $(66) million.

The negative provision for the current period of $(66) million was comprised of $49 million in connection with loan originations less the reversal of both $107 million of allowance for loan losses in connection with the sale of approximately $1.6 billion of Private Education Loans, as well as $8 million related to a decrease in expected losses for the overall portfolio. There has been an improvement in the current and forecasted economic conditions since December 31,2020, but such improvement has not mitigated the uncertainty related to the potential negative impact on the portfolio from the end of various payment relief and stimulus benefits recently and in the future. The provision in the year-ago period primarily related to an increase in expected losses due to COVID-19’s negative impact on the current and forecasted economic conditions that occurred subsequent to the adoption of CECL on January 1, 2020.

•

Asset recovery and business processing revenue increased $79 million primarily as a result of a $152 million increase in revenue earned in our Business Processing segment, primarily due to contracts to support states in providing pandemic relief services, as well as revenue from our traditional Business Processing segment services we perform for our government and healthcare services clients. These increases were partially offset by the impact of COVID-19 on certain collection activities and the planned wind-down of the ED asset recovery contract in the Federal Education Loan segment.

•

Gains on sales of loans increased $78 million in connection with the sale of approximately $1.6 billion of Private Education Loans in 2021. There were no such sales in the year-ago period. The sale of Private Education Loans was comprised as follows:

○	Approximately $590 million of non-Refinance Loans, resulting in a $48 million gain on sale (of which $560 million were sold in the first quarter and $30 million were sold in the second quarter); and

○

Approximately $1.03 billion of Refinance Loans, resulting in a $30 million gain on sale. In addition, there was a $13 million gain related to derivatives that were used to hedge this transaction that did not qualify for hedge accounting. As a result, this gain related to the derivatives was included as a part of “gains (losses) on derivative and hedging activities, net” on the income statement.

•	Losses on debt repurchases increased $32 million. We repurchased $1.5 billion of debt at a $32 million loss in the current period. There were no debt repurchases in the year-ago period.

•

Net losses on derivative and hedging activities decreased $276 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which impact the valuations of derivative instruments including Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods. In particular, the net loss in the nine months ended September 30, 2020 was primarily related to the significant reduction in interest rates and resulting impact on the mark-to-market of the derivatives used to economically hedge FFELP Loan Floor Income that do not qualify for hedge accounting. For the nine months ended September 30, 2021, interest rates have increased which has resulted in mark-to-market gains on these instruments.

•

Excluding net regulatory-related expenses of $22 million and $13 million in the nine months ended September 30, 2021 and 2020, respectively, operating expenses were $736 million and $682 million in the nine months ended September 30, 2021 and 2020, respectively. This $54 million increase was primarily a result of a $90 million increase in expenses in the Business Processing segment in connection with the increase in segment revenue, with an offsetting $36 million decrease in expenses primarily in the Federal Education Loans segment as a result of the decrease of Federal Education Loan asset recovery revenue discussed above. Regulatory-related expenses in the year-ago period are net of $10 million of insurance reimbursements for costs related to such matters.

Included in current period operating expenses is $42.5 million of litigation expense in connection with reaching preliminary agreements to settle two separate cases related to certain investors in Navient stock and unsecured debt, resulting in $0 net expense due to offsetting insurance reimbursements.

•

During the nine months ended September 30, 2021 and 2020, respectively, the Company incurred $8 million and $9 million, respectively of restructuring/other reorganization expenses in connection with an effort to reduce costs and improve operating efficiency. These charges were primarily due to facility lease terminations and severance-related costs.

We repurchased 26.9 million and 30.6 million shares of our common stock during the nine months ended September 30, 2021 and 2020, respectively. As a result of repurchases, our average outstanding diluted shares decreased by 21 million common shares (or 11%) from the year-ago period.

PRIVATE EDUCATION LOANS PORTFOLIO PERFORMANCE

Private Education Loan Delinquencies and Forbearance

	September 30, 2021		June 30, 2021		September 30, 2020
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$389		$403		$507
Loans in forbearance(2)	814		606		867
Loans in repayment and percentage of each status:
Loans current	19,196	97.0%	19,187	97.4%	20,507	97.6%
Loans delinquent 31-60 days(3)	247	1.2	208	1.1	224	1.1
Loans delinquent 61-90 days(3)	136	.7	104	.5	140	.7
Loans delinquent greater than 90 days(3)	216	1.1	193	1.0	135	.6

Total Private Education Loans in repayment	19,795	100%	19,692	100%	21,006	100%

Total Private Education Loans, gross	20,998		20,701		22,380
Private Education Loan allowance for losses	(980)		(976)		(1,091)

Private Education Loans, net	$20,018		$19,725		$21,289

Percentage of Private Education Loans in repayment		94.3%		95.1%		93.9%

Delinquencies as a percentage of Private Education Loans in repayment		3.0%		2.6%		2.4%

Loans in forbearance as a percentage of loans in repayment and forbearance		3.9%		3.0%		4.0%

Cosigner rate(4)		36%		39%		42%

(1)

Deferment includes customers who have returned to school or are engaged in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors such as disaster relief, including COVID-19 relief programs, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

(4)	Excluding Private Education Refinance Loans, which do not have a cosigner, the cosigner rate was 65% for third-quarter 2021, second-quarter 2021 and third-quarter 2020.

ALLOWANCE FOR LOAN LOSSES

	QUARTER ENDED
	September 30, 2021
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$277	$976	$1,253
Total provision	—	22	22
Charge-offs:
Net adjustment resulting from the change in the charge-off rate(1)	—	(16)	(16)
Net charge-offs remaining(2)	(8)	(39)	(47)

Total charge-offs(2)	(8)	(55)	(63)
Decrease in expected future recoveries on charged-off loans(3)	—	37	37

Allowance at end of period	269	980	1,249
Plus: expected future recoveries on charged off loans(3)	—	397	397

Allowance at end of period excluding expected future recoveries on charged-off loans(4)	$269	$1,377	$1,646

Net charge-offs as a percentage of average loans in repayment (annualized), excluding the net adjustment resulting from the change in the charge-off rate (annualized)(1)	.07%	.77%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(1)	—%	.33%
Allowance coverage of charge-offs (annualized)(4)	8.4	6.3
Allowance as a percentage of the ending total loan balance(4)	.5%	6.6%
Allowance as a percentage of ending loans in repayment(4)	.6%	7.0%
Ending total loans	$54,619	$20,998
Average loans in repayment	$45,201	$19,894
Ending loans in repayment	$44,160	$19,795

	QUARTER ENDED
	June 30, 2021
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$282	$992	$1,274
Provision:
Reversal of allowance related to loan sales(5)	—	(5)	(5)
Remaining provision	—	4	4

Total provision	—	(1)	(1)
Charge-offs(2)	(5)	(35)	(40)
Decrease in expected future recoveries on charged-off loans(3)	—	20	20

Allowance at end of period	277	976	1,253
Plus: expected future recoveries on charged off loans(3)	—	434	434

Allowance at end of period excluding expected future recoveries on charged-off loans(4)	$277	$1,410	$1,687

Net charge-offs as a percentage of average loans in repayment (annualized)	.04%	.71%
Allowance coverage of charge-offs (annualized)(4)	15.5	10.0
Allowance as a percentage of the ending total loan balance(4)	.5%	6.8%
Allowance as a percentage of ending loans in repayment(4)	.6%	7.2%
Ending total loans	$55,827	$20,701
Average loans in repayment	$46,348	$19,667
Ending loans in repayment	$45,854	$19,692

	QUARTER ENDED
	September 30, 2020
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$302	$1,098	$1,400
Total provision	4	10	14
Charge-offs:
Net adjustment resulting from the change in the charge-off rate(1)	—	(23)	(23)
Net charge-offs remaining(2)	(9)	(40)	(49)

Total charge-offs(2)	(9)	(63)	(72)
Decrease in expected future recoveries on charged-off loans(3)	—	46	46

Allowance at end of period	297	1,091	1,388
Plus: expected future recoveries on charged off loans(3)	—	503	503

Allowance at end of period excluding expected future recoveries on charged-off loans(4)	$297	$1,594	$1,891

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(1)	.07%	.75%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(1)	—%	.44%
Allowance coverage of charge-offs (annualized)(4)	8.8	6.4
Allowance as a percentage of the ending total loan balance(4)	.5%	7.1%
Allowance as a percentage of ending loans in repayment(4)	.6%	7.6%
Ending total loans	$59,856	$22,380
Average loans in repayment	$47,597	$20,884
Ending loans in repayment	$48,716	$21,006

	NINE MONTHS ENDED
	September 30, 2021
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$288	$1,089	$1,377
Provision:
Reversal of allowance related to loan sales(5)	—	(107)	(107)
Remaining provision	—	41	41

Total provision	—	(66)	(66)
Charge-offs:
Net adjustment resulting from the change in the charge-off rate(1)	—	(16)	(16)
Net charge-offs remaining(2)	(19)	(109)	(128)

Total charge-offs(2)	(19)	(125)	(144)
Decrease in expected future recoveries on charged-off loans(3)	—	82	82

Allowance at end of period	269	980	1,249
Plus: expected future recoveries on charged off loans(3)	—	397	397

Allowance at end of period excluding expected future recoveries on charged-off loans(4)	$269	$1,377	$1,646

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(1)	.06%	.72%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(1)	—%	.11%
Allowance coverage of charge-offs (annualized)(4)	10.5	8.3
Allowance as a percentage of the ending total loan balance(4)	.5%	6.6%
Allowance as a percentage of ending loans in repayment(4)	.6%	7.0%
Ending total loans	$54,619	$20,998
Average loans in repayment	$46,191	$20,145
Ending loans in repayment	$44,160	$19,795

	NINE MONTHS ENDED
	September 30, 2020
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance as of December 31, 2019	$64	$1,048	$1,112
Transition adjustment made under CECL on January 1, 2020	260	(3)	257

Allowance as of January 1, 2020 after transition adjustment to CECL	324	1,045	1,369
Total provision	13	140	153
Charge-offs:
Net adjustment resulting from the change in the charge-off rate(1)	—	(23)	(23)
Net charge-offs remaining(2)	(40)	(156)	(196)

Total charge-offs(2)	(40)	(179)	(219)
Decrease in expected future recoveries on charged-off loans(3)	—	85	85

Allowance at end of period	297	1,091	1,388
Plus: expected future recoveries on charged off loans(3)	—	503	503

Allowance at end of period excluding expected future recoveries on charged-off loans(4)	$297	$1,594	$1,891

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(1)	.11%	1.00%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(1)	—%	.15%
Allowance coverage of charge-offs (annualized)(4)	5.6	6.7
Allowance as a percentage of the ending total loan balance(4)	.5%	7.1%
Allowance as a percentage of ending loans in repayment(4)	.6%	7.6%
Ending total loans	$59,856	$22,380
Average loans in repayment	$48,065	$20,739
Ending loans in repayment	$48,716	$21,006

(1)

In third-quarters 2021 and 2020, the portion of the loan amount charged off at default on our Private Education Loans increased from 81.4% to 81.7% and from 81% to 81.4%, respectively. These changes resulted in a $16 million and $23 million reduction in the balance of expected future recoveries on charged-off loans in third-quarters 2021 and 2020, respectively.

(2)

Charge-offs are reported net of expected recoveries. For Private Education Loans, at the time of charge-off, the expected recovery amount is transferred from the education loan balance to the allowance for loan loss and is referred to as the “expected future recoveries on charged-off loans.” For FFELP Loans, the recovery is received at the time of charge-off.

(3)

At the end of each month, for loans that are 212 or more days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this as the expected future recoveries on charged-off loans. If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for Private Education Loan losses with an offsetting reduction in the expected future recoveries on charged-off loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. The following table summarizes the activity in the expected future recoveries on charged-off loans:

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Beginning of period expected recoveries	$434	$454	$549	$479	$588
Expected future recoveries of current period defaults	6	5	7	16	28
Recoveries	(22)	(22)	(28)	(69)	(84)
Charge-offs	(21)	(3)	(25)	(29)	(29)

End of period expected recoveries	$397	$434	$503	$397	$503

Change in balance during period	$(37)	$(20)	$(46)	$(82)	$(85)

(4)	The allowance used for these metrics excludes the expected future recoveries on charged-off loans to better reflect the current expected credit losses remaining in the portfolio.

(5)	In connection with the sale of approximately $30 million and $1.6 billion of Private Education Loans in second-quarter 2021 and first-quarter 2021, respectively.

LIQUIDITY AND CAPITAL RESOURCES

We expect to fund our ongoing liquidity needs, including the repayment of $0.9 billion of senior unsecured notes that mature in the short term (i.e., over the next 12 months) and the remaining $6.5 billion of senior unsecured notes that mature in the long term (from 2023 to 2043 with 82% maturing by 2029), primarily through our current cash, investments and unencumbered FFELP Loan and Private Education Refinance Loan portfolios (see “Sources of Liquidity” below), the predictable operating cash flows provided by operating activities, the repayment of principal on unencumbered education loan assets, and the distribution of overcollateralization from our securitization trusts. We may also, depending on market conditions and availability, draw down on our secured FFELP Loan and Private Education Loan facilities, issue term ABS, enter into additional Private Education Loan ABS repurchase facilities, or issue additional unsecured debt.

We originate Private Education Loans. We also have purchased and may purchase, in future periods, Private Education Loan and FFELP Loan portfolios from third parties. Those originations and purchases are part of our ongoing liquidity needs. We purchased 7.0 million shares of common stock for $150 million in the third quarter of 2021. We had $150 million of remaining share repurchase authority as of September 30, 2021.

SOURCES OF LIQUIDITY

Sources of Primary Liquidity

(Dollars in millions)	September 30, 2021	June 30, 2021	September 30, 2020
Ending balances:
Total unrestricted cash and liquid investments	$1,050	$1,453	$1,775
Unencumbered FFELP Loans	106	309	332
Unencumbered Private Education Refinance Loans	520	574	415

Total	$1,676	$2,336	$2,522

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Average balances:
Total unrestricted cash and liquid investments	$1,047	$1,254	$1,601	$1,166	$1,356
Unencumbered FFELP Loans	296	320	329	297	297
Unencumbered Private Education Refinance Loans	566	688	640	668	585

Total	$1,909	$2,262	$2,570	$2131	$2,238

Sources of Additional Liquidity

Liquidity may also be available under our secured credit facilities. Maximum borrowing capacity under the FFELP Loan and Private Education Loan asset-backed commercial paper (ABCP) facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered loans. The following tables detail the additional borrowing capacity of these facilities with maturity dates ranging from June 2022 to June 2023.

(Dollars in millions)	September 30, 2021	June 30, 2021	September 30, 2020
Ending balances:
FFELP Loan ABCP facilities	$184	$530	$122
Private Education Loan ABCP facilities	2,597	2,405	2,241

Total	$2,781	$2,935	$2,363

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Average balances:
FFELP Loan ABCP facilities	$385	$577	$279	$538	$462
Private Education Loan ABCP facilities	2,143	2,423	2,177	2,328	1,401

Total	$2,528	$3,000	$2,456	$2,866	$1,863

At September 30, 2021, we had a total of $4.9 billion of unencumbered tangible assets inclusive of those listed in the table above as sources of primary liquidity. Total unencumbered education loans comprised $2.3 billion of our unencumbered tangible assets of which $2.2 billion and $106 million related to Private Education Loans and FFELP Loans, respectively. In addition, as of September 30, 2021, we had $5.5 billion of encumbered net assets (i.e., overcollateralization) in our various financing facilities (consolidated variable interest entities). Our secured financing facilities include Private Education Loan ABS Repurchase Facilities, which had $0.6 billion outstanding as of September 30, 2021. These repurchase facilities are collateralized by Residual Interests in previously issued Private Education Loan ABS trusts. These are examples of how we can effectively finance previously encumbered assets to generate additional liquidity in addition to the unencumbered assets we traditionally have encumbered in the past. Additionally, these repurchase facilities had a cost of funds lower than that of a new unsecured debt issuance.

The following table reconciles encumbered and unencumbered assets and their net impact on total Tangible Equity.

(Dollars in billions)	September 30, 2021	June 30, 2021	September 30, 2020
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	$3.8	$3.8	$3.8
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	1.7	1.7	2.2
Tangible unencumbered assets(1)	4.9	5.6	6.4
Senior unsecured debt	(7.4)	(8.1)	(9.5)
Mark-to-market on unsecured hedged debt(2)	(.5)	(.5)	(.8)
Other liabilities, net	(.5)	(.5)	(.6)

Total Tangible Equity(1)	$2.0	$2.0	$1.5

(1)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures.”

(2)

At September 30, 2021, June 30, 2021 and September 30, 2020, there were $406 million, $459 million and $708 million, respectively, of net gains (losses) on derivatives hedging this debt in unencumbered assets, which partially offset these gains (losses).

NON-GAAP FINANCIAL MEASURES

In addition to financial results reported on a GAAP basis, Navient also provides certain performance measures which are non-GAAP financial measures. We present the following non-GAAP financial measures: (1) Core Earnings, (2) Adjusted Tangible Equity Ratio and (3) EBITDA for the Business Processing segment.

1. Core Earnings

We prepare financial statements and present financial results in accordance with GAAP. However, we also evaluate our business segments and present financial results on a basis that differs from GAAP. We refer to this different basis of presentation as Core Earnings. We provide this Core Earnings basis of presentation on a consolidated basis and for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our Core Earnings basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide certain Core Earnings disclosures in the notes to our consolidated financial statements for our business segments.

Core Earnings are not a substitute for reported results under GAAP. We use Core Earnings to manage our business segments because Core Earnings reflect adjustments to GAAP financial results for two items, discussed below, that can create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that Core Earnings provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information because we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. When compared to GAAP results, the two items we remove to result in our Core Earnings presentations are:

(1)

Mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness; and

(2)	The accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our Core Earnings basis of presentation does not. Core Earnings are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our Core Earnings are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our Core Earnings presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon Core Earnings. Core Earnings results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, credit rating agencies, lenders and investors to assess performance.

The following tables show Core Earnings for each reportable segment and our business as a whole along with the adjustments made to the income/expense items to reconcile the amounts to our reported GAAP results as required by GAAP.

	QUARTER ENDED SEPTEMBER 30, 2021
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$353	$291	$—	$—	$644	$25	$(10)	$15	$659
Cash and investments	—	1	—	—	1	—	—	—	1

Total interest income	353	292	—	—	645	25	(10)	15	660
Total interest expense	202	129	—	15	346	(3)	(17)	(20)	326

Net interest income (loss)	151	163	—	(15)	299	28	7	35	334
Less: provisions for loan losses	—	22	—	—	22	—	—	—	22

Net interest income (loss) after provisions for loan losses	151	141	—	(15)	277	28	7	35	312
Other income (loss):
Servicing revenue	47	—	—	—	47	—	—	—	47
Asset recovery and business processing revenue	13	—	122	—	135	—	—	—	135
Other income (loss)	1	—	—	2	3	(28)	23	(5)	(2)
Losses on debt repurchases	—	—	—	(20)	(20)	—	—	—	(20)

Total other income (loss)	61	—	122	(18)	165	(28)	23	(5)	160
Expenses:
Direct operating expenses	53	45	87	—	185	—	—	—	185
Unallocated shared services expenses	—	—	—	63	63	—	—	—	63

Operating expenses	53	45	87	63	248	—	—	—	248
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	4	4	4
Restructuring/other reorganization expenses	—	—	—	—	—	—	—	—	—

Total expenses	53	45	87	63	248	—	4	4	252

Income (loss) before income tax expense (benefit)	159	96	35	(96)	194	—	26	26	220
Income tax expense (benefit)(2)	37	23	8	(23)	45	—	2	2	47

Net income (loss)	$122	$73	$27	$(73)	$149	$—	$24	$24	$173

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED SEPTEMBER 30, 2021
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$35	$—	$35
Total other income (loss)	(5)	—	(5)
Goodwill and acquired intangible asset impairment and amortization	—	4	4

Total Core Earnings adjustments to GAAP	$30	$(4)	26

Income tax expense (benefit)			2

Net income (loss)			$24

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED JUNE 30, 2021
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$351	$295	$—	$—	$646	$24	$(10)	$14	$660
Cash and investments	—	—	—	1	1	—	—	—	1

Total interest income	351	295	—	1	647	24	(10)	14	661
Total interest expense	210	137	—	18	365	(2)	(24)	(26)	339

Net interest income (loss)	141	158	—	(17)	282	26	14	40	322
Less: provisions for loan losses	—	(1)	—	—	(1)	—	—	—	(1)

Net interest income (loss) after provisions for loan losses	141	159	—	(17)	283	26	14	40	323
Other income (loss):
Servicing revenue	47	3	—	—	50	—	—	—	50
Asset recovery and business processing revenue	12	—	130	—	142	—	—	—	142
Other income (loss)	2	—	—	2	4	(26)	16	(10)	(6)
Gains on sales of loans	—	2	—	—	2	—	—	—	2
Losses on debt repurchases	—	—	—	(12)	(12)	—	—	—	(12)

Total other income (loss)	61	5	130	(10)	186	(26)	16	(10)	176
Expenses:
Direct operating expenses	55	39	92	—	186	—	—	—	186
Unallocated shared services expenses	—	—	—	66	66	—	—	—	66

Operating expenses	55	39	92	66	252	—	—	—	252
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	5	5	5
Restructuring/other reorganization expenses	—	—	—	2	2	—	—	—	2

Total expenses	55	39	92	68	254	—	5	5	259

Income (loss) before income tax expense (benefit)	147	125	38	(95)	215	—	25	25	240
Income tax expense (benefit)(2)	34	29	9	(22)	50	—	5	5	55

Net income (loss)	$113	$96	$29	$(73)	$165	$—	$20	$20	$185

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED JUNE 30, 2021
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$40	$—	$40
Total other income (loss)	(10)	—	(10)
Goodwill and acquired intangible asset impairment and amortization	—	5	5

Total Core Earnings adjustments to GAAP	$30	$(5)	25

Income tax expense (benefit)			5

Net income (loss)			$20

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED SEPTEMBER 30, 2020
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$393	$350	$—	$—	$743	$31	$(14)	$17	$760
Other loans	—	—	—	—	—	—	—	—	—
Cash and investments	—	—	—	1	1	—	—	—	1

Total interest income	393	350	—	1	744	31	(14)	17	761
Total interest expense	232	161	—	30	423	7	(5)	2	425

Net interest income (loss)	161	189	—	(29)	321	24	(9)	15	336
Less: provisions for loan losses	4	10	—	—	14	—	—	—	14

Net interest income (loss) after provisions for loan losses	157	179	—	(29)	307	24	(9)	15	322
Other income (loss):
Servicing revenue	53	1	—	—	54	—	—	—	54
Asset recovery and business processing revenue	35	—	90	—	125	—	—	—	125
Other income (loss)	(1)	—	—	1	—	(24)	22	(2)	(2)

Total other income (loss)	87	1	90	1	179	(24)	22	(2)	177
Expenses:
Direct operating expenses	64	37	69	—	170	—	—	—	170
Unallocated shared services expenses	—	—	—	62	62	—	—	—	62

Operating expenses	64	37	69	62	232	—	—	—	232
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	5	5	5
Restructuring/other reorganization expenses	—	—	—	3	3	—	—	—	3

Total expenses	64	37	69	65	235	—	5	5	240

Income (loss) before income tax expense (benefit)	180	143	21	(93)	251	—	8	8	259
Income tax expense (benefit)(2)	43	33	5	(22)	59	—	(7)	(7)	52

Net income (loss)	$137	$110	$16	$(71)	$192	$—	$15	$15	$207

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED SEPTEMBER 30, 2020
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$15	$—	$15
Total other income (loss)	(2)	—	(2)
Goodwill and acquired intangible asset impairment and amortization	—	5	5

Total Core Earnings adjustments to GAAP	$13	$(5)	8

Income tax expense (benefit)			(7)

Net income (loss)			$15

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	NINE MONTHS ENDED SEPTEMBER 30, 2021
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$1,062	$905	$—	$—	$1,967	$73	$(29)	$44	$2,011
Cash and investments	—	1	—	1	2	—	—	—	2

Total interest income	1,062	906	—	1	1,969	73	(29)	44	2,013
Total interest expense	627	416	—	51	1,094	(6)	(93)	(99)	995

Net interest income (loss)	435	490	—	(50)	875	79	64	143	1,018
Less: provisions for loan losses	—	(66)	—	—	(66)	—	—	—	(66)

Net interest income (loss) after provisions for loan losses	435	556	—	(50)	941	79	64	143	1,084
Other income (loss):
Servicing revenue	146	3	—	—	149	—	—	—	149
Asset recovery and business processing revenue	39	—	377	—	416	—	—	—	416
Other income (loss)	3	1	—	5	9	(66)	87	21	30
Gains on sales of loans	—	91	—	—	91	(13)	—	(13)	78
Losses on debt repurchases	—	—	—	(32)	(32)	—	—	—	(32)

Total other income (loss)	188	95	377	(27)	633	(79)	87	8	641
Expenses:
Direct operating expenses	170	124	270	—	564	—	—	—	564
Unallocated shared services expenses	—	—	—	194	194	—	—	—	194

Operating expenses	170	124	270	194	758	—	—	—	758
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	14	14	14
Restructuring/other reorganization expenses	—	—	—	8	8	—	—	—	8

Total expenses	170	124	270	202	766	—	14	14	780

Income (loss) before income tax expense (benefit)	453	527	107	(279)	808	—	137	137	945
Income tax expense (benefit)(2)	107	123	25	(65)	190	—	27	27	217

Net income (loss)	$346	$404	$82	$(214)	$618	$—	$110	$110	$728

(1)	Core Earnings adjustments to GAAP:

	NINE MONTHS ENDED SEPTEMBER 30, 2021
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$143	$—	$143
Total other income (loss)	8	—	8
Goodwill and acquired intangible asset impairment and amortization	—	14	14

Total Core Earnings adjustments to GAAP	$151	$(14)	137

Income tax expense (benefit)			27

Net income (loss)			$110

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	NINE MONTHS ENDED SEPTEMBER 30, 2020
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$1,430	$1,117	$—	$—	$2,547	$47	$(42)	$5	$2,552
Other loans	—	—	—	—	—	—	—	—	—
Cash and investments	7	3	—	5	15	—	—	—	15

Total interest income	1,437	1,120	—	5	2,562	47	(42)	5	2,567
Total interest expense	974	545	—	96	1,615	39	4	43	1,658

Net interest income (loss)	463	575	—	(91)	947	8	(46)	(38)	909
Less: provisions for loan losses	13	140	—	—	153	—	—	—	153

Net interest income (loss) after provisions for loan losses	450	435	—	(91)	794	8	(46)	(38)	756
Other income (loss):
Servicing revenue	158	5	—	—	163	—	—	—	163
Asset recovery and business processing revenue	126	—	211	—	337	—	—	—	337
Other income (loss)	8	—	—	9	17	(8)	(247)	(255)	(238)

Total other income (loss)	292	5	211	9	517	(8)	(247)	(255)	262
Expenses:
Direct operating expenses	217	109	180	—	506	—	—	—	506
Unallocated shared services expenses	—	—	—	189	189	—	—	—	189

Operating expenses	217	109	180	189	695	—	—	—	695
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	16	16	16
Restructuring/other reorganization expenses	—	—	—	9	9	—	—	—	9

Total expenses	217	109	180	198	704	—	16	16	720

Income (loss) before income tax expense (benefit)	525	331	31	(280)	607	—	(309)	(309)	298
Income tax expense (benefit)(2)	124	78	7	(66)	143	—	(72)	(72)	71

Net income (loss)	$401	$253	$24	$(214)	$464	$—	$(237)	$(237)	$227

(1)	Core Earnings adjustments to GAAP:

	NINE MONTHS ENDED SEPTEMBER 30, 2020
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(38)	$—	$(38)
Total other income (loss)	(255)	—	(255)
Goodwill and acquired intangible asset impairment and amortization	—	16	16

Total Core Earnings adjustments to GAAP	$(293)	$(16)	(309)

Income tax expense (benefit)			(72)

Net income (loss)			$(237)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

The following discussion summarizes the differences between Core Earnings and GAAP net income and details each specific adjustment required to reconcile our Core Earnings segment presentation to our GAAP earnings.

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Core Earnings net income	$149	$165	$192	$618	$464
Core Earnings adjustments to GAAP:
Net impact of derivative accounting	30	30	13	151	(293)
Net impact of goodwill and acquired intangible assets	(4)	(5)	(5)	(14)	(16)
Net tax effect	(2)	(5)	7	(27)	72

Total Core Earnings adjustments to GAAP	24	20	15	110	(237)

GAAP net income	$173	$185	$207	$728	$227

(1)

Derivative Accounting: Core Earnings exclude periodic gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic mark-to-market gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. These gains and losses occur in our Federal Education Loans, Consumer Lending and Other reportable segments. Under GAAP, for our derivatives that are held to maturity, the mark-to-market gain or loss over the life of the contract will equal $0 except for Floor Income Contracts, where the mark-to-market gain will equal the amount for which we sold the contract. In our Core Earnings presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and Core Earnings net income.

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Core Earnings derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income	$(5)	$(10)	$(2)	$21	$(255)
Plus: Gains (losses) on fair value hedging activity included in interest expense	10	16	(3)	71	(18)

Total gains (losses)	5	6	(5)	92	$(273)
Plus: Settlements on derivative and hedging activities, net(1)	28	26	24	66	8

Mark-to market gains (losses) on derivative and hedging activities, net(2)	33	32	19	158	(265)
Amortization of net premiums on Floor Income Contracts in net interest income for Core Earnings	(10)	(10)	(14)	(30)	(42)
Other derivative accounting adjustments(3)	7	8	8	23	14

Total net impact of derivative accounting	$30	$30	$13	$151	$(293)

(1)

Derivative accounting requires net settlement income/expense on derivatives that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our Core Earnings presentation, these settlements are reclassified to the income statement line item of the economically hedged item. For our Core Earnings net interest income, this would primarily include: (a) reclassifying the net settlement amounts related to our Floor Income Contracts to education loan interest income; and (b) reclassifying the net settlement amounts related to certain of our interest rate swaps to debt interest expense. The table below summarizes these net settlements on derivative and hedging activities and the associated reclassification on a Core Earnings basis.

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Reclassification of settlements on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(25)	$(24)	$(31)	$(73)	$(47)
Net settlement income (expense) on interest rate swaps reclassified to net interest income	(3)	(2)	7	(6)	39
Net realized gains (losses) on terminated derivative contracts reclassified to other income	—	—	—	13	—

Total reclassifications of settlements on derivative and hedging activities	$(28)	$(26)	$(24)	$(66)	$(8)

(2)	“Mark-to-market gains (losses) on derivative and hedging activities, net” is comprised of the following:

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Floor Income Contracts	$23	$21	$32	$81	$(157)
Basis swaps	1	(1)	(10)	5	2
Foreign currency hedges	3	15	(8)	48	7
Other	6	(3)	5	24	(117)

Total mark-to-market gains (losses) on derivative and hedging activities, net	$33	$32	$19	$158	$(265)

(3)

Other derivative accounting adjustments consist of adjustments related to: (1) foreign currency denominated debt that is adjusted to spot foreign exchange rates for GAAP where such adjustments are reversed for Core Earnings and (2) certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under Core Earnings and, as a result, such gains or losses are amortized into Core Earnings over the life of the hedged item.

Cumulative Impact of Derivative Accounting under GAAP compared to Core Earnings

As of September 30, 2021, derivative accounting has decreased GAAP equity by approximately $417 million as a result of cumulative net mark-to-market losses (after tax) recognized under GAAP, but not under Core Earnings. The following table rolls forward the cumulative impact to GAAP equity due to these after-tax mark-to-market net gains and losses related to derivative accounting.

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Beginning impact of derivative accounting on GAAP equity	$(459)	$(499)	$(692)	$(616)	$(235)
Net impact of net mark-to-market gains (losses) under derivative accounting(1)	42	40	35	199	(422)

Ending impact of derivative accounting on GAAP equity	$(417)	$(459)	$(657)	$(417)	$(657)

(1)	Net impact of net mark-to-market gains (losses) under derivative accounting is composed of the following:

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Total pre-tax net impact of derivative accounting recognized in net income(a)	$30	$30	$13	$151	$(293)
Tax impact of derivative accounting adjustment recognized in net income	(8)	(7)	(1)	(37)	74
Change in mark-to-market gains (losses) on derivatives, net of tax recognized in other comprehensive income	20	17	23	85	(203)

Net impact of net mark-to-market gains (losses) under derivative accounting	$42	$40	$35	$199	$(422)

(a)	See “Core Earnings derivative adjustments” table above.

Hedging Embedded Floor Income

Net Floor premiums received on Floor Income Contracts that have not been amortized into Core Earnings as of the respective period-ends are presented in the table below. These net premiums will be recognized in Core Earnings in future periods. As of September 30, 2021, the remaining term of the floor income contracts was approximately 2 years. Historically, we have sold Floor Income Contracts on a periodic basis and depending upon market conditions and pricing, we may enter into additional Floor Income Contracts in the future. The balance of unamortized Floor Income Contracts will increase as we sell new contracts and decline due to the amortization of existing contracts.

In addition to using Floor Income Contracts, we also use pay-fixed interest rate swaps to hedge the embedded Floor Income within FFELP Loans. These interest rate swaps qualify as GAAP hedges and are accounted for as cash flow hedges of variable rate debt. For GAAP, gains and losses on these hedges are recorded in accumulated other comprehensive income. Hedged Floor Income from these cash flow hedges that has not been recognized into Core Earnings and GAAP as of the respective period-ends is presented in the table below. This hedged Floor Income will be recognized in Core Earnings and GAAP in future periods and is presented net of tax. As of September 30, 2021, the remaining term of these pay-fixed interest rate swaps was approximately 5 years. Historically, we have used pay-fixed interest rate swaps on a periodic basis to hedge embedded Floor Income and depending upon market conditions and pricing, we may enter into swaps in the future. The balance of unrecognized hedged Floor Income will increase as we enter into new swaps and decline as revenue is recognized.

(Dollars in millions)	September 30, 2021	June 30, 2021	September 30, 2020
Unamortized net Floor premiums, net of tax	$18	$24	$47
Unrecognized hedged Floor Income related to pay fixed interest rate swaps, net of tax	273	312	366

Total hedged Floor Income, net of tax(1)(2)	$291	$336	$413

(1)  $380 million, $439 million and $540 million on a pre-tax basis as of September 30, 2021, June 30, 2021, and September 30, 2020, respectively.

(2)  Of the $291 million as of September 30, 2021, approximately $41 million, $118 million and $89 million will be recognized as part of Core Earnings net income in 2021, 2022 and 2023, respectively.

(2)

Goodwill and Acquired Intangible Assets: Our Core Earnings exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments.

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Core Earnings goodwill and acquired intangible asset adjustments	$(4)	$(5)	$(5)	$(14)	$(16)

Adjusted Core Earnings

Adjusted Core Earnings net income and adjusted Core Earnings operating expenses exclude restructuring and regulatory-related expenses. Management excludes these expenses as it is one of the measures we review internally when making management decisions regarding our performance and how we allocate resources, as this presentation is a useful basis for management and investors to further analyze Core Earnings. We also refer to this information in our presentations with credit rating agencies, lenders and investors.

The following table summarizes these excluded expenses:

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Restructuring/other reorganization expenses	$—	$2	$3	$8	$9
Regulatory-related expenses(1)	6	8	8	22	13

Total	$6	$10	$11	$30	$22

(1)	Net of $10 million of insurance reimbursements for costs related to such matters for the nine months ended September 30, 2020.

2. Adjusted Tangible Equity Ratio

Adjusted Tangible Equity measures the ratio of Navient’s Tangible Equity to its tangible assets. We adjust this ratio to exclude the assets and equity associated with our FFELP Loan portfolio because FFELP Loans are no longer originated and the FFELP portfolio bears a 3% maximum loss exposure under the terms of the federal guaranty. Management believes that excluding this portfolio from the ratio enhances its usefulness to investors. Management uses this ratio, in addition to other metrics, for analysis and decision making related to capital allocation decisions. The Adjusted Tangible Equity Ratio is calculated as:

(Dollars in millions)	September 30, 2021	June 30, 2021	September 30, 2020
Navient Corporation’s stockholders’ equity	$2,723	$2,701	$2,254
Less: Goodwill and acquired intangible assets	721	726	741

Tangible Equity	2,002	1,975	1,513
Less: Equity held for FFELP Loans	272	278	298

Adjusted Tangible Equity	$1,730	$1,697	$1,215

Divided by:
Total assets	$81,939	$83,348	$89,664
Less:
Goodwill and acquired intangible assets	721	726	741
FFELP Loans	54,350	55,550	59,559

Adjusted tangible assets	$26,868	$27,072	$29,364

Adjusted Tangible Equity Ratio(1)	6.4%	6.3%	4.1%

(1)

The following provides a pro forma of what the Adjusted Tangible Equity Ratio would be if the cumulative net mark-to-market losses related to derivative accounting under GAAP were excluded. These cumulative losses reverse to $0 upon the maturity of the individual derivative instruments. As these losses are temporary, we believe this pro forma presentation is a useful basis for management and investors to further analyze the Adjusted Tangible Equity Ratio.

(Dollars in millions)	September 30, 2021	June 30, 2021	September 30, 2020
Adjusted Tangible Equity (from above table)	$1,730	$1,697	$1,215
Plus: Ending impact of derivative accounting on GAAP equity (see page 26)	417	459	657

Pro forma Adjusted Tangible Equity	$2,147	$2,156	$1,872

Divided by: Adjusted tangible assets (from above table)	$26,868	$27,072	$29,364

Pro forma Adjusted Tangible Equity Ratio	8.0%	8.0%	6.4%

3. Earnings before Interest, Taxes, Depreciation and Amortization Expense (“EBITDA”)

This measures the operating performance of the Business Processing segment and is used by management and equity investors to monitor operating performance and determine the value of those businesses. EBITDA for the Business Processing segment is calculated as:

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Pre-tax income	$35	$38	$21	$107	$31
Plus:
Depreciation and amortization expense(1)	3	2	2	6	4

EBITDA	$38	$40	$23	$113	$35

Divided by:
Total revenue	$122	$130	$90	$377	$211

EBITDA margin	31%	30%	25%	30%	17%

(1)	There is no interest expense in this segment.